EXHIBIT(a)(1)(A)

Offer to Purchase for Cash

by

METRO-GOLDWYN-MAYER INC.

of

Up to 10,000,000 Shares of its Common Stock

At a Purchase Price Not Greater Than $18.00  nor Less Than $16.25 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 15, 2004, UNLESS THE OFFER IS EXTENDED.

Metro-Goldwyn-Mayer Inc., a Delaware corporation (“MGM” or the “Company”), invites its stockholders to tender up to 10,000,000 shares of its common stock, $0.01 par value per share, for purchase by it at a price not greater than $18.00 nor less than $16.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal. We will select the lowest purchase price that will allow us to buy 10,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the offer will be returned at our expense as promptly as practicable following the Expiration Date. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 10,000,000 shares pursuant to the offer. See Section 1.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

The shares are listed and traded on the New York Stock Exchange under the symbol “MGM.” On November 12, 2003, the last full trading day before we announced our intention to make the offer, the closing price of the shares on the New York Stock Exchange was $16.25 per share. On December 3, 2003, the last full trading day before commencement of the tender offer, the closing price of the shares on the New York Stock Exchange was $16.38 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager or Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making this offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for this offer is:

MORGAN STANLEY & CO. INCORPORATED

Offer to Purchase dated December 4, 2003.

IMPORTANT

Any stockholder desiring to tender all or any portion of that stockholder’s shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have that stockholder’s signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for those shares to the Depositary along with the Letter of Transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares” or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

If a stockholder desires to tender shares and that stockholder’s certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined herein), that stockholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares.”

TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your shares being purchased at the minimum price of $16.25 per share.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, or to Morgan Stanley & Co. Incorporated, the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making this offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of common stock of the Company as “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

We are offering to purchase up to 10,000,000 shares of our common stock, par value $0.01 per share.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

The price range for this offer is $16.25 to $18.00 per share. We will select the lowest purchase price that will allow us to buy 10,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $16.25 per share.

If your shares are purchased in the offer, we will pay you the purchase price, in cash, without interest, promptly after the expiration of the offer. See Sections 1 and 5.

How many shares will MGM purchase?

We will purchase 10,000,000 shares in the tender offer (representing approximately 14.4% of the publicly-held shares of our common stock (i.e., shares not owned directly or indirectly by our directors or executive officers or by Tracinda Corporation or Kirk Kerkorian) and 4.1% of our outstanding shares of common stock), or such lesser number of shares as are properly tendered and not withdrawn. If more than 10,000,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares (approximately 4,900,000 shares), subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered. See Sections 1 and 7.

How will MGM pay for the shares?

Assuming that the maximum 10,000,000 shares are tendered in the offer at a maximum price of $18.00 per share, the aggregate purchase price will be $180 million. We expect that expenses for the offer will be approximately $1.32 million. We anticipate that we will pay for the shares tendered in the offer, including all expenses applicable to the offer, primarily from available cash on hand, net cash provided by operating activities and, if necessary, from the Company’s existing revolving credit facility. The tender offer is not subject to the receipt of financing. See Section 9.

When does the tender offer expire; can the tender offer be extended?

You may tender your shares until the tender offer expires. The tender offer will expire on Thursday, January 15, 2004, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason. See Section 15.

How will I be notified if MGM extends the tender offer?

We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date (as defined herein) if we decide to extend the tender offer. See Section 15. We cannot assure you that the offer will be extended or, if extended, for how long.

What is the purpose of the offer?

Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We have substantial cash generating capacity, minimal debt, and no immediate need for the accumulation of cash. We believe that our current and anticipated cash balances, and our debt capacity, exceed the financial requirements of our business, including the capital requirements for improving our operations and providing appropriate financial flexibility for general corporate purposes.

We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. See Section 2.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Date, including:

•	No significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States, nor any changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely effect our business, the trading in the shares of our common stock or the benefits of the tender offer shall have occurred during this offer.

•	No legal action shall have been threatened, pending or taken, that might adversely affect the offer.

•	No one shall have announced or made a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

•	No one, to our knowledge, shall acquire or propose to acquire more than 5% of our shares.

•	No one shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries.

•	No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	Our determination that the consummation of the offer and the purchase of shares will not cause our common stock to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The offer is subject to a number of other conditions described in greater detail in Section 7.

Following the offer, will MGM continue as a public company?

The completion of the offer in accordance with its conditions will not cause MGM to be delisted from the New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the New York Stock Exchange or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

To tender shares, you must generally deliver various documents to Mellon Investor Services LLC, the Depositary for our offer, prior to the expiration of our offer. These documents include the certificates representing your shares and a completed Letter of Transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the Depositary by the expiration of our offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the Depositary will receive the missing items within a period of three New York Stock Exchange trading days. The Depositary must receive the missing items within that period for the tender to be valid. See Section 3.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the Expiration Date;

•	second, after the shares from the “odd lot” holders, from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis; and

•	third, only if necessary to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 4,900,000 shares)), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered (except shares subject to the MGM Savings Plan) at any time before 5:00 p.m., New York City time, on Thursday, January 15, 2004, unless we extend the tender offer. You may withdraw any shares you have tendered that are subject to the MGM Savings Plan at any time before 5:00 p.m., New York City time, on Monday, January 12, 2004, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on Monday, February 2, 2004. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 4.

Has MGM or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. Our largest stockholders, Kirk Kerkorian and Tracinda Corporation, who together own approximately 71.1% of our outstanding shares, have advised us that they do not intend to tender any shares beneficially owned by them in the tender offer. Our other directors and our executive officers have also advised us that they do not intend to tender any shares in the tender offer. See Section 11.

What is the recent market price of my shares?

On November 12, 2003, the last full trading day before we announced our intention to make the tender offer, the closing price of the shares on the New York Stock Exchange was $16.25 per share. On December 3, 2003, the last full trading day before commencement of the tender offer, the closing price of the shares on the New York Stock Exchange was $16.38 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

When will MGM pay for the shares I tender?

We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, you will be subject to United States federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from MGM. See Section 14. We recommend that you consult with your tax advisor.

Will I have to pay stock transfer tax if I tender my shares?

Generally, we will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the tender offer, please contact Morgan Stanley & Co. Incorporated, the Dealer Manager for the tender offer, at 212-761-5409 or D.F. King & Co., Inc., the Information Agent for the tender offer, at 800-549-6697 (toll free). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this document.

FORWARD LOOKING STATEMENTS

This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the Exchange Act. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “estimate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” and similar terms. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except for ongoing obligations to disclose material information as required by U.S. federal securities laws, neither we nor the Dealer Manager or Information Agent is under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements.

In addition, please refer to our annual report on Form 10-K, filed with the U.S. Securities and Exchange Commission on February 10, 2003, as amended by Amendment No. 1 on Form 10-K/A, filed with the U.S. Securities and Exchange Commission on March 31, 2003, which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

To the Holders of our Common Stock:

INTRODUCTION

We invite our stockholders to tender shares of our common stock, $0.01 par value per share, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 10,000,000 shares at a price not greater than $18.00 nor less than $16.25 per share, net to the seller in cash, without interest.

We will select the lowest purchase price that will allow us to buy 10,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same purchase price.

The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Only shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares we do not purchase because of proration as promptly as practicable following the Expiration Date. See Section 3.

We reserve the right to purchase more than 10,000,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our largest stockholders, Kirk Kerkorian and Tracinda Corporation, who together own approximately 71.1% of our outstanding shares, have advised us that they do not intend to tender any shares beneficially owned by them in the Offer. Our other directors and our executive officers have also advised us that they do not intend to tender any shares in the Offer.

Section 14 of this Offer to Purchase, “United States Federal Income Tax Consequences,” describes various United States federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses incurred in connection with the Offer by Morgan Stanley & Co. Incorporated, the Dealer Manager for this Offer, Mellon Investor Services LLC, the Depositary for this Offer, and D.F. King & Co., Inc., the Information Agent for this Offer. See Section 16.

As of November 30, 2003 we had 244,961,119 issued and outstanding shares of our common stock. The 10,000,000 shares that we are offering to purchase hereunder represent approximately 14.4% of the publicly-held shares of our common stock and 4.1% of the shares outstanding on November 30, 2003. The shares are listed and traded on the New York Stock Exchange under the symbol “MGM.” On November 12, 2003, the last full trading day before we announced our intention to make the Offer, the closing price of the shares as reported on the New York Stock Exchange was $16.25 per share. On December 3, 2003, the last full trading day before commencement of the Offer, the closing price of the shares on the New York Stock Exchange was $16.38 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER

1. Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase 10,000,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, at prices not in excess of $18.00 nor less than $16.25 per share, net to the seller in cash, without interest.

The term “Expiration Date” means 5:00 p.m., New York City time, on Thursday, January 15, 2004, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of the outstanding shares (approximately 4,900,000 shares) without amending or extending the Offer. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration, except for “Odd Lots” (as defined herein). The proration period and withdrawal rights expire on the Expiration Date.

If we:

•	increase the price to be paid for shares above $18.00 per share or decrease the price to be paid for shares below $16.25 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares (approximately 4,900,000 shares); or

•	decrease the number of shares being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $18.00 nor less than $16.25 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered in the Offer, which could result in the tendering stockholder receiving a price per share as low as $16.25. As promptly as practicable following the Expiration Date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not in excess of $18.00 nor less than $16.25 net per share in cash, without interest, that will enable us to purchase 10,000,000 shares, or such lesser number of shares as are properly tendered, under the Offer. Shares properly tendered under the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares tendered and not purchased under the Offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration and conditional tender provisions will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense as promptly as practicable following the Expiration Date. By following the instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn is less than or equal to 10,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 10,000,000 shares, or such greater number of shares as we may elect to purchase (such additional shares not to exceed 2% of our outstanding shares), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

(a) tenders all shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

(b) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 4,900,000 shares)), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price or if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots. The term “Odd Lots” means all shares tendered at prices at or below the purchase price selected by us by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the stockholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the Offer by the number of shares purchased through the exercise of the right, subject to applicable law.

Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer. Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We have substantial cash generating capacity, minimal debt, and no immediate need for the accumulation of cash. We believe that our current and anticipated cash balances, and our debt capacity, exceed the financial requirements of our business, including the capital requirements for improving our operations and providing appropriate financial flexibility for general corporate purposes.

On July 15, 2003, we submitted an offer of $11.5 billion in cash to Vivendi Universal S.A. for its U.S. entertainment assets, Vivendi Universal Entertainment (“VUE”), subject to certain conditions. On July 22, 2003, Alex Yemenidjian, our Chief Executive Officer, publicly stated that we would “reward our stockholders by sharing some of our Company’s wealth with them” in the event we did not engage in a transaction involving VUE. On July 29, 2003, we announced that we were withdrawing our $11.5 billion cash offer and withdrawing from the sale process for VUE. At that time, our management had not decided what, if any, “share the wealth” transaction or transactions it might recommend to our Board of Directors.

On September 24, 2003, Mr. Yemenidjian announced that he and other members of our senior management were beginning an evaluation of possible alternatives for us to share some of our wealth with our public stockholders.

We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

The Offer is consistent with our historical commitment of repurchasing shares from time to time as a means of increasing stockholder value. Between July 26, 2002 and May 29, 2003, we repurchased 7,488,000 shares of our common stock at purchase prices ranging from $9.54 to $13.96. With respect to this share repurchase program, our original authorization, announced on July 26, 2002, was for a total of 10,000,000 shares. As of November 12, 2003, 2,512,000 shares remained available for purchase under the program. On November 12, 2003, we announced that our Board of Directors had increased its authorization for our open market share repurchase program by an additional 2,500,000 shares, none of which have been repurchased as of the date of this document. When the additional authorization of 2,500,000 shares is combined with the remaining number of shares under the prior authorization, we will be permitted to repurchase up to 5,012,000 additional shares. This share repurchase program does not include any shares purchased pursuant to the Offer.

After the Offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. Depending on the results of, and prospects for, our business, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the Offer, regardless of the number of shares we purchase in the Offer. Our Board of Directors has authorized management to repurchase stock following the completion of the Offer, subject to applicable regulations. These purchases may be made at management’s discretion and on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this Offer. No purchases, however, will be made if such purchases would have a reasonable likelihood of either (i) causing the shares to be held of record by less than 300 persons, or (ii) cause the shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act. Commission Rule 13e-4 prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or a proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the Offer.

Shares we acquire pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the New York Stock Exchange or any other securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the common stock following completion of the Offer.

The Offer will increase the proportional holdings of some of our significant stockholders and our directors and executive officers. Kirk Kerkorian has advised us that neither he nor Tracinda Corporation, a Nevada corporation wholly owned by Mr. Kerkorian, intends to participate in the Offer. The holdings of Tracinda Corporation and Mr. Kerkorian, who together own directly or indirectly approximately 71.1% of our outstanding shares, will increase to approximately 74.1% assuming that the maximum 10,000,000 shares are purchased in the Offer. Mr. Kerkorian and Tracinda Corporation recently completed a cash tender offer for 15,000,000 shares of our common stock. See Section 11.

The Offer represents the opportunity for us to return a portion of our cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in New York Stock Exchange transactions.

We believe that the Offer is consistent with our long-term corporate goal of increasing stockholder value.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present board of directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend policy of not paying cash dividends, our capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the New York Stock Exchange;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act; or

•	the acquisition or disposition by any person of our securities.

Notwithstanding the foregoing, as we have previously stated, we believe that we should consider either growing into or becoming part of a larger, vertically integrated organization, through business combinations or other strategic alternatives, in order to maximize the value of our assets. To that end, we have been regularly evaluating business combination opportunities and other strategic alternatives as opportunities arise, and we continue to do so. As of the date hereof, no agreements regarding a transaction of such nature have been reached and there can be no assurance that we will decide to enter into any such transaction. In addition, business combinations and other strategic alternatives involve numerous risks, including diversion of management’s attention away from our operating activities and the possibility that we would need to incur substantial additional debt. We cannot assure you that we will not encounter unanticipated problems or liabilities with respect to any business combinations that may be completed by us, nor can we assure you that the anticipated benefits of any such transactions will be achieved.

3. Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares under the Offer (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date:

•	a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “—Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures we describe below.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER” OR (2) CHECK ONE OF THE BOXES CORRESPONDING TO THE PRICE AT WHICH SHARES ARE BEING TENDERED IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.” A TENDER OF SHARES WILL BE PROPER IF AND ONLY IF, ONE OF THESE BOXES IS CHECKED ON THE LETTER OF TRANSMITTAL.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $16.25 per share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check a box under the section captioned “Price (in dollars) per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price. A stockholder who wishes to tender shares at more than one price must complete separate Letters of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Savings Plan Participants. Participants in, or beneficiaries with respect to, the Company Stock Fund under the MGM Savings Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the yellow “Form of Election” furnished separately and return it to Mellon Investor Services LLC, as the Tabulation Agent, in accordance with those instructions. The yellow Form of Election must be received by the Tabulation Agent not later than three New York Stock Exchange trading days prior to the Expiration Date, or no shares allocated to the account of the participant or beneficiary will be tendered. Participants in, or beneficiaries with respect to, the Company Stock Fund under the Savings Plan may not use the blue Letter of Transmittal to tender any of the shares held in their Company Stock Fund account. Participants in, or beneficiaries with respect to, the Company Stock Fund under the Savings Plan must use the yellow Form of Election to instruct Reliance Trust Company, the Trustee under the Savings Plan to tender any shares held in such accounts.

Participants in our Savings Plan who also hold shares outside of the Savings Plan will need to follow the instructions above regarding the blue Letter of Transmittal with respect to shares held outside of the Savings Plan and the instructions in the yellow Election Form with respect to shares held in accounts under the Savings Plan.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “—Book-Entry Transfer” within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer and (3) all other required documents.

For these purposes, a “trading day” is any day on which the New York Stock Exchange is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a stockholder that holds shares:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at the toll-free number (800) 270-3449. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to 5:00 p.m., New York City time, on the Expiration Date for all shares except those subject to the MGM Savings Plan, and at any time prior to 5:00 p.m., New York City time, on the date that is three New York Stock Exchange trading days before the Expiration Date for all shares subject to the MGM Savings Plan. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on Monday, February 2, 2004, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares.”

We will decide, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

Savings Plan Participants. Any election to tender shares by a participant in, or beneficiary with respect to, the Company Stock Fund under the MGM Savings Plan may be revoked until 5:00 p.m., New York City time, on Monday, January 12, 2004, unless the Offer is extended (in which case the election may be revoked until 5:00 p.m., New York City time, on the date that is three New York Stock Exchange trading days before the then scheduled Expiration Date). To revoke an election, a later dated written notice of revocation must be submitted to Mellon Investor Services LLC by 5:00 p.m., New York City time, on Monday, January 12, 2004, unless the Offer is extended. The notice of revocation must (a) specify the name of the participant or beneficiary having made the election to be revoked and (b) be signed by the participant or beneficiary in the same manner as the original signature on the Form of Election by which such election was made. A new election may be made by submitting by 5:00 p.m., New York City time, on Monday, January 12, 2004 (unless the Offer is extended) later dated written instructions to Mellon Investor Services LLC at the appropriate address indicated on the Form of Election.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay the purchase price for (and thereby purchase) up to 10,000,000 shares properly tendered at prices at or below the purchase price and not properly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer as soon as practicable after the

Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or of a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES PURSUANT TO THE OFFER. SEE SECTION 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 14 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES STOCKHOLDERS.

6. Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. We urge each stockholder to consult with his or her own financial or tax advisors.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 10,000,000 shares (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 4,900,000 shares)) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 10,000,000 (or such greater number of shares as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares (approximately 4,900,000 shares)) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 10,000,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) of Exchange Act, if at any time on or after December 4, 2003 and prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•	there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, might adversely affect, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, (v) a significant decrease, in our reasonable judgment, in the market price for the shares or in the general level of market prices for equity securities in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or may have a materially adverse effect on us or any of our subsidiaries or affiliates, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the shares;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•	there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to the shares purchased by us on all matters properly presented to our stockholders, (iv) would or might prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us thereof, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us or any of our subsidiaries or affiliates or the value of the shares;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, or (iii) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been announced or made by any person or has been publicly disclosed;

•	we learn that:

(1) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before December 2, 2003); or

(2) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 2, 2003 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares may (i) cause the shares to be held of record by less than 300 persons, or (ii) cause our common stock to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the expiration date of the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of the Shares; Dividends

Price Range of the Shares. The shares are traded on the New York Stock Exchange under the symbol “MGM.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the New York Stock Exchange based on published financial sources.

	High	Low
Year Ended December 31, 2001:
First Quarter	$22.09	$15.00
Second Quarter	$23.37	$15.76
Third Quarter	$23.10	$13.19
Fourth Quarter	$21.97	$15.59

Year Ended December 31, 2002:
First Quarter	$23.25	$16.00
Second Quarter	$16.90	$11.15
Third Quarter	$12.50	$9.00
Fourth Quarter	$15.19	$10.65

Year Ended December 31, 2003:
First Quarter	$14.23	$9.11
Second Quarter	$12.75	$10.26
Third Quarter	$15.39	$11.75
Fourth Quarter (through December 3, 2003)	$16.50	$15.00

On November 12, 2003, which was the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares reported by the New York Stock Exchange was $16.25 per share. On December 3, 2003, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares reported by the New York Stock Exchange was $16.38 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

Dividends. We have never paid any dividends on the shares.

9. Source and Amount of Funds

Assuming that 10,000,000 shares are tendered in the Offer at a price between $16.25 and $18.00 per share, the aggregate purchase price will be between approximately $162.5 million and $180 million. We expect that expenses for the Offer will be approximately $1.32 million.

We anticipate that we will obtain the funds necessary to purchase shares tendered in the Offer, and to pay related expenses, primarily through cash on hand, net cash provided by operating activities and, if necessary, from our existing $600 million revolving credit facility. The credit facility is evidenced by that certain Third Amended and Restated Credit Agreement, dated as of June 11, 2002 (the “Credit Agreement”), among Metro-Goldwyn-Mayer Studios Inc., Orion Pictures Corporation, Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Co-Lead Arrangers for the lenders and the L/C issuers from time to time party to the Credit Agreement. The Credit Agreement consists of a five-year $600,000,000 revolving credit facility (the “Revolving Facility”), a five-year $300,000,000 term loan (“Tranche A Loan”) and a six-year $850,000,000 term loan (“Tranche B Loan”) (collectively, the “Term Loans”). On October 27, 2003, we repaid the entire outstanding amount of the Term Loans. The $1.15 billion repayment of the Term Loans was financed from cash on hand and borrowings under the Revolving Facility. The Revolving Facility bears interest at 2.75 percent over the Adjusted LIBOR rate, as defined (3.87 percent at September 30, 2003). As of September 30, 2003, the Tranche A Loan bears interest at 2.75 percent over the Adjusted LIBOR rate, as defined (3.91 percent) and the Tranche B Loan bears interest at 3.00 percent over the Adjusted LIBOR rate, as defined (4.16 percent). The Revolving Facility matures on June 30, 2007.

Our borrowings under the Credit Agreement are secured by substantially all of our assets, with the exception of the copyrights in the James Bond series of motion pictures. The Credit Agreement contains various covenants, including limitations on dividends, capital expenditures and indebtedness, and the maintenance of certain financial ratios. The Credit Agreement limits the amount of the investment in the Company which may be made by Metro-Goldwyn-Mayer Studios Inc. and Orion Pictures Corporation in the form of loans or advances, or purchases of our capital stock, up to a maximum aggregate amount of $500,000,000. This covenant does not preclude us from using our own resources to purchase our capital stock. As of September 30, 2003, $84,995,000 had been loaned to us by Metro-Goldwyn-Mayer Studios Inc. to fund the purchase of treasury stock by us.

All substantive conditions to borrowing under the Credit Agreement have been satisfied. The Credit Agreement contains customary representations and warranties, covenants and events of default. We intend to repay any amounts borrowed under the Credit Agreement for the purchase of shares tendered in the Offer from net cash provided by operating activities and/or from the proceeds of the $250.0 million promissory note we received in connection with the sale to Cablevision Systems Corporation on July 18, 2003 of our 20 percent equity interest in the Rainbow Media cable channels American Movie Classics, The Independent Film Channel and WE: Women’s Entertainment. The promissory note requires monthly payments of $2.5 million and bears interest at LIBOR, as defined, plus 4 percent and matures in December 2003. At maturity, Cablevision has the option to pay the remaining balance of the note in cash or in Cablevision Class A common stock. We believe that these funds are sufficient to purchase shares tendered in the Offer and have no alternative financing plans.

The Offer is not subject to the receipt of financing as described in this Section 9.

A copy of the Credit Agreement is filed as Exhibit (b)(1) to the Schedule TO.

10. Certain Information Concerning MGM

General. We are a premier global entertainment content company. Through our subsidiaries, including Metro-Goldwyn-Mayer Studios Inc., we are actively engaged in the development and worldwide production and distribution of entertainment product, including theatrical motion pictures, television programming, home video, interactive media, music, and licensed merchandise, and we are one of seven major U.S. film and television studios. Our principal subsidiaries are Metro-Goldwyn-Mayer Studios Inc., United Artists Corporation, United Artists Films Inc. and Orion Pictures Corporation. Our library contains approximately 4,000 theatrically released feature film titles and over 10,200 television episodes and is the largest collection of post-1948 feature films in the world. Our library also includes 22 titles in the James Bond film franchise, five titles in the Rocky film franchise and nine titles in the Pink Panther film franchise. Internationally, we have ownership interests in television channels reaching more than 90 countries around the globe.

We were incorporated in Delaware on July 10, 1996. Our executive offices are located at 10250 Constellation Boulevard, Los Angeles, California 90067. Our telephone number is (310) 449-3000.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the SEC’s public reference rooms located in New York City at 233 Broadway, New York, NY 10279, or in Chicago at 175 West Jackson Blvd., Suite 900, Chicago, IL 60604. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at  http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. The reference to the URL of the SEC’s web site is intended to be an inactive textual reference only.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 1-13481)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2002, as amended on Form 10-K/A

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003 Quarter ended June 30, 2003 Quarter ended September 30, 2003

Current Reports on Form 8-K

Dated and Filed April 24, 2003

Dated June 30, 2003 and Filed July 2, 2003, as amended on Form 8-K/A

Dated and Filed July 22, 2003

Dated July 18, 2003 and Filed July 22, 2003, as amended on Form 8-K/A

Dated and Filed October 28, 2003

We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of the Offer and the expiration of the Offer. You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or calling William A. Jones, Senior Executive Vice President and Secretary, at 10250 Constellation Boulevard, Los Angeles, California 90067, telephone: (310) 449-3000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.mgm.com.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of November 30, 2003, we had 244,961,119 issued and outstanding shares of common stock. The 10,000,000 shares we are offering to purchase under the Offer represent approximately 14.4% of the publicly-held shares of our common stock and 4.1% of the shares outstanding as of November 30, 2003.

As of November 30, 2003, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of 190,326,764 shares of common stock, representing approximately 73.2% of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. Our largest stockholders, Kirk Kerkorian and Tracinda Corporation, who together own approximately 71.1% of our outstanding shares, have advised us that they do not intend to tender any shares beneficially owned by them in the tender offer. In addition, our other directors and our executive officers have advised us that they do not intend to tender any shares in the Offer.

As of November 30, 2003, the aggregate number and percentage of shares of common stock that were beneficially owned by our directors and executive officers were as appears in the second and third columns of the table below. Assuming we purchase 10,000,000 shares of common stock and that no director or executive officer tenders any shares under the Offer (as is intended by the directors and executive officers), then after the purchase of shares under the Offer, the directors and executive officers as a group will beneficially own approximately 76.1% of the outstanding common stock. The percentage beneficial ownership of each director and executive officer will be approximately as appears in the fourth column of the table below.

The table below sets forth the beneficial ownership of common stock as of November 30, 2003 of (i) each current director, (ii) each executive officer and (iii) each person who at such time, to our knowledge, beneficially owned more than five percent of the outstanding shares of common stock.

Name and Address of Directors and Executive Officers(1)	Aggregate Number of Shares Beneficially Owned(2)	Percentage of Class	Percentage Ownership After Tender Offer (assuming MGM Purchases 10,000,000 Shares and No Director, Executive Officer or 5% Stockholder tenders)
The Tracinda Group(3) 150 S. Rodeo Drive, Suite 250 Beverly Hills, CA 90212	164,049,644	67.0	70.0

Alex Yemenidjian(4)	9,436,906	3.7	3.9

Christopher J. McGurk(5)	3,263,044	1.3	1.4

James D. Aljian(6)	30,731	*	*

Willie D. Davis(6)	14,132	*	*

Michael R. Gleason(7)	121,908	*	*

Alexander M. Haig, Jr.(6)	8,000	*	*

Kirk Kerkorian(8) 150 S. Rodeo Drive, Suite 250 Beverly Hills, CA 90212	174,049,644	71.1	74.1

Name and Address of Directors and Executive Officers(1)	Aggregate Number of Shares Beneficially Owned(2)	Percentage of Class	Percentage Ownership After Tender Offer (assuming MGM Purchases 10,000,000 Shares and No Director, Executive Officer or 5% Stockholder tenders)
Frank G. Mancuso(6)(9)	2,369,645	*	1.0

A. N. “Andy” Mosich	1,000	*	*

Priscilla Presley(6)	13,512	*	*

Henry D. Winterstern(6)	13,010	*	*

Jerome B. York(6)	37,324	*	*

William A. Jones(10)	305,348	*	*

Jay Rakow(11)	207,547	*	*

Daniel J. Taylor(12)	455,013	*	*

*	Less than 1 percent.
(1)	Unless otherwise indicated, the address for the persons listed is 10250 Constellation Boulevard, Los Angeles, California 90067.
(2)	The number of shares shown includes shares over which the person named has either sole or shared voting or investment power and shares as to which certain directors and executive officers disclaim beneficial ownership. The shares of common stock which a person has the right to acquire within 60 days of November 30, 2003 and the shares of common stock underlying options that are vested as of November 30, 2003 or that will become vested within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options or other rights, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. As a result, the aggregate percentage ownership of common stock shown above may exceed 100 percent.
(3)	The Tracinda Group refers to, collectively, Tracinda Corporation (“Tracinda”) and a Delaware corporation that is owned by Tracinda and Mr. Kerkorian. All of the shares of common stock held by the Tracinda Group are pledged to a group of banks to secure a syndicated credit facility to the Tracinda Group.
(4)	Includes: 9,333,334 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date and 3,572 shares of common stock allocated to Mr. Yemenidjian’s account in the Savings Plan as of November 30, 2003.
(5)	Includes: 2,917,500 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date and 3,469 shares of common stock allocated to Mr. McGurk’s account in the Savings Plan as of November 30, 2003.
(6)	Includes: with respect to Messrs. Aljian, Davis, Haig, Mancuso, Winterstern and York and Ms. Presley, 7,000 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date.
(7)	Includes: 121,667 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date and 241 shares of common stock allocated to Mr. Gleason’s account in the Savings Plan as of November 30, 2003.
(8)	Mr. Kerkorian is the chief executive officer, president, and sole stockholder and director of Tracinda. 164,049,644 shares of common stock are owned by the Tracinda Group and 10,000,000 shares of common stock are owned by Mr. Kerkorian.
(9)	Includes: 1,752,680 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date. Also includes 7,578 shares of common stock owned by Mr. Mancuso’s children and grandchildren as to which Mr. Mancuso disclaims beneficial ownership.

(10)	Includes: 198,076 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date, 7,071 shares of common stock allocated to Mr. Jones’ account in the Savings Plan as of November 30, 2003 and 60,201 shares of common stock allocated to Mr. Jones’ account in the MGM Deferred Compensation Plan, representing shares issued in lieu of cash otherwise payable under the Senior Management Bonus Plan. See “Stock-Based Plans—Senior Management Bonus Plan.”
(11)	Includes: 204,167 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date and 3,380 shares of common stock allocated to Mr. Rakow’s account in the Savings Plan as of November 30, 2003.
(12)	Includes: 449,028 shares of common stock underlying options vested as of November 30, 2003 or that will become vested within 60 days of such date and 4,455 shares of common stock allocated to Mr. Taylor’s account in the Savings Plan as of November 30, 2003.

Shareholders Agreement

The following is a summary description of the material terms of the Amended and Restated Shareholders Agreement (the “Shareholders Agreement”) dated as of August 4, 1997, as amended, by and among the Company, Metro-Goldwyn-Mayer Studios Inc. (“MGM Studios”), Tracinda and the current and former executives specified on the signature pages thereto (such specified persons, collectively, “Executives”). For purposes of the Shareholders Agreement, any shares of common stock beneficially owned, directly or indirectly, by any member of the Tracinda Group or by Mr. Kerkorian will be deemed to be owned by the Tracinda Group.

Tag-Along Rights. The Tracinda Group has agreed to be bound by certain “tag-along” restrictions with respect to certain transfers of its shares of common stock. Subject to certain exceptions, if any member of the Tracinda Group desires to transfer shares of common stock beneficially owned by it, directly or indirectly, in whole or in part (a “Tag-Along Sale”), then each Executive shall have the right, but not the obligation, (i) to exercise certain options held by such Executive pursuant to the Stock Incentive Plan (as defined below) to the extent required to realize the “tag-along” rights of such Executive and (ii) to elect that such member of the Tracinda Group be obligated to require, as a condition to such Tag-Along Sale, that the proposed purchaser purchase from each such electing Executive a proportional number of shares.

Registration Rights. Subject to certain exceptions and conditions, the Tracinda Group and the Executives have the right to make up to three requests, in the case of the Tracinda Group, and up to two requests with respect to all of the Executives, for registration (“Demand Registration”) under the Securities Act of 1933, as amended (the “Securities Act”), of all or part of common stock or certain other securities (the “Registrable Securities”) held by them. Any request for a Demand Registration must include such Registrable Securities with an estimated value of no less than $50 million. Demand Registration requests may be for shelf registrations covering sales on a delayed or continuous basis. The Tracinda Group has exercised one of its Demand Registration rights.

In addition, if we propose to register any of our equity securities under the Securities Act (other than (a) a registration on Form S-4 or Form S-8 or (b) a registration in connection with a pro rata distribution of rights to subscribe for shares of common stock), whether or not for sale for its own account, then, subject to certain exceptions and conditions, each member of the Tracinda Group and each of the Executives shall be entitled to request that the Registrable Securities of the same class beneficially owned by such party be included in such registration (a “Piggyback Registration”).

We will pay all of the expenses of any Demand or Piggyback Registration, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from us against certain liabilities, including liabilities under the Securities Act.

Certain Holdback Agreements. The Tracinda Group and each of the Executives have agreed, under certain circumstances, if requested by us or any managing underwriters of a registration of securities by us, not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of our equity securities, or any securities convertible into or exchangeable or exercisable for equity securities, for a period not to exceed the period commencing with the date seven days prior to and ending with the date 180 days after the effective date of any underwritten registration by us of the securities (except as part of such underwritten registration). We have agreed to a similar restriction (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor forms) and to use our best efforts to cause certain holders of its capital stock (other than in a registered public offering) to so agree.

Stock-Based Plans

Stock Incentive Plan. We have a Stock Incentive Plan. Awards under the Stock Incentive Plan are generally not restricted to any specific form or structure and may include, without limitation, qualified or non-qualified stock options, incentive stock options, restricted stock awards and stock appreciation rights (collectively, “Awards”). Awards may be conditioned on continued employment, have various vesting schedules and accelerated vesting and exercisability provisions in the event of, among other things, a change in control of us. The Stock Incentive Plan is administered by the Compensation Committee, which has broad authority to amend the plan.

Originally, 8,125,065 shares of common stock were reserved and authorized for issuance under the Stock Incentive Plan. An additional 27,874,935 shares (for an aggregate of 36,000,000 shares) were subsequently reserved and authorized for issuance thereunder. As of October 31, 2003, (a) 589,100 shares of common stock had been issued as stock bonuses under the Stock Incentive Plan (of which 177,500 were subsequently reacquired by us as treasury shares), (b) 1,042,466 shares of common stock had been issued to certain holders of bonus interests under the Senior Management Bonus Plan in lieu of cash otherwise payable with respect to the December 31, 2002 Determination Date (defined below) and (c) options to purchase 30,977,301 shares of common stock were outstanding. Of the outstanding options, 26,704,111 are held by our executive officers and certain other current and former senior employees and 4,273,190 are held by approximately 635 other employees. All of the outstanding options generally vest over a period of five years and are not exercisable unless vested (subject in certain cases to early vesting and exercisability in certain events, including the death or permanent disability of the optionee, termination of the optionee’s employment under certain circumstances or a “Designated Change in Control” of the Company (as defined in the Stock Incentive Plan)).

Senior Management Bonus Plan. We have a Senior Management Bonus Plan under which 2,420,685 bonus interests (“Bonus Interests”) were originally granted to 18 of our present and former senior executives (“Bonus Interest Participants”). The Senior Management Bonus Plan is administered by the Compensation Committee of the Board of Directors and may only be amended or terminated early with the consent of our Board and the Board of Directors of MGM Studios and persons then holding a majority in interest of the outstanding Bonus Interests.

Under the Senior Management Bonus Plan, subject to certain vesting and other requirements, each Bonus Interest held by a Bonus Interest Participant whose Bonus Interests have been repriced (a “Bonus Interest Repricing Participant”) entitles the holder to receive a cash payment if the average of the closing prices of common stock during the 20 trading days preceding a Determination Date plus, in certain circumstances, per-share distributions on common stock (together, the “Price”) is greater than $14.90 (i.e., the “trigger price”) and less than $29.80 (i.e., the “ceiling price”) (adjusted for stock splits, reverse stock splits and similar events). With respect to Bonus Interests held by all others, each Bonus Interest entitles the holder to receive a cash payment if the Price preceding a Determination Date is greater than $24.00 and less than $48.00 (adjusted for stock splits, reverse stock splits and similar events). The cash payment would be equal to (A) the vested portion of the Bonus Interests on the Determination Date multiplied by (B) the amount by which the Price on the Determination Date is less than $29.80, with respect to Bonus Interest Repricing Participants, or $48.00, with respect to all others, multiplied by (C) 1.61 with respect to the Bonus Interest Repricing Participants only. In each case, a maximum of $24.00 per Bonus Interest could be received by the holder thereof. Once a payment is made in respect of the vested portion of a Bonus Interest, no further payment would be due in respect of that portion. If at any Determination Date the Price equals or exceeds $29.80, with respect to Bonus Interest Repricing Participants, or $48.00, with respect to all others, no payment would thereafter be due in respect of any then-vested portion of a Bonus Interest.

“Determination Dates” occur on June 30 and December 31 of each year, commencing December 31, 2001 and ending December 31, 2006 and also upon a “Designated Change in Control” (as defined in the Senior Management Bonus Plan) or the taking of any action for our dissolution or liquidation (each a “Special Circumstance”). In addition, with respect to the applicable Bonus Interest Repricing Participant only, a Determination Date occurs in the event of a termination of such Bonus Interest Repricing Participant’s employment due to death or “Permanent Disability” (as defined in the Senior Management Bonus Plan) if such death or Permanent Disability shall have occurred prior to December 31, 2001, by us for “Cause” or by such Bonus Interest Repricing Participant without “Good Reason” (each as defined in the Senior Management Bonus Plan).

Bonus Interests generally vest 20 percent on the first anniversary of the date of their grant and approximately 1.67 percent each month thereafter. The Senior Management Bonus Plan provides for accelerated vesting and payment in the event of a Special Circumstance, accelerated vesting in the event of termination of employment in certain circumstances and payment at discounted present value in the event of death or Permanent Disability.

As of the December 31, 2001 Determination Date, the Compensation Committee determined that payments aggregating approximately $33.3 million would be payable with respect to 2,105,781 vested bonus interests held by 15 Bonus Interest Repricing Participants. Under the terms of the Senior Management Bonus Plan, such payments would have been due on April 15, 2002. Pursuant to agreements reached with ten of the Bonus Interest Repricing Participants, we issued an aggregate of 1,406,753 shares of common stock in 2002 in lieu of aggregate cash payments of approximately $27.6 million otherwise payable to them with respect to their vested bonus interests. Mr. Mancuso, a member of the Board of Directors, received a total of 658,526 shares of common stock in lieu of a cash payment of approximately $13.0 million, and Mr. Jones, an executive officer, received 60,201 shares in lieu of a cash payment of approximately $1.2 million. Shares issued to Messrs. Mancuso and Jones (and to certain other Bonus Interest Repricing Participants) were issued as stock awards pursuant to the Stock Incentive Plan.

Director Compensation

Pursuant to our 1998 Non-Employee Director Stock Plan (the “Director Plan”), each Non-Employee Director is entitled to elect to receive all or a portion of the cash compensation earned as a director (“Election Amount”) in the form of shares of common stock. Shares are issued under the Director Plan in equal quarterly installments (based on the Election Amount), and the actual number of shares of common stock to be received by a Non-Employee Director will be determined based on the Fair Market Value of common stock on the Date of Issuance (as such terms are defined in the Director Plan). Up to 100,000 shares of common stock, subject to certain adjustments, have been reserved for issuance under the Director Plan. The Director Plan is administered by the Director Plan Committee, which has the power to amend the Director Plan, subject to certain limitations. During the 2002 plan year, commencing the day immediately following the 2002 annual meeting and ending on the date of the Annual Meeting, six Non-Employee Directors participated in the Director Plan, electing to receive between 50% and 100% of their annual cash compensation as directors in shares of common stock. As of November 30, 2003, we had issued an aggregate of 51,918 shares of common stock under the Director Plan as follows: 1,759 shares were issued to Mr. Aljian, 6,878 shares were issued to Mr. Davis, 7,995 shares were issued to Mr. Mancuso, 6,512 shares were issued to Ms. Presley, 6,010 shares were issued to Mr. Winterstern, 14,443 shares were issued to Mr. York and 8,321 shares were issued to a former director.

On March 12, 2001, the Compensation Committee recommended, and the Board of Directors on March 13, 2001 approved, an amendment to the Stock Incentive Plan (which received subsequent stockholder approval) to broaden the category of persons eligible to receive awards thereunder to include Non-Employee Directors. On May 2, 2001, following stockholder approval of such amendment, the Board adopted a program whereby Non-Employee Directors (other than Mr. Kerkorian, who waived any rights with respect thereto) would receive an initial grant of 10,000 stock options and subsequent yearly grants of 5,000 stock options during their respective terms as directors.

Employment Agreements

Alex Yemenidjian. We entered into an employment agreement with Mr. Yemenidjian effective as of April 26, 1999, as amended March 25, 2002, which provides that he will serve as Chairman of the Board and Chief Executive Officer for a term that ends on April 30, 2007. Pursuant to the agreement, Mr. Yemenidjian is entitled to a current annual salary of $2,500,000 and an annual performance-based bonus determined in accordance with the Employee Incentive Plan. Mr. Yemenidjian received options under the Stock Incentive Plan to purchase 5,000,000 shares of common stock with an exercise price of $14.90 per share and 5,000,000 shares with an exercise price of $30.00 per share. Twenty percent of the foregoing stock options vested on the first anniversary of the date of grant and, thereafter the remainder of the options vest at the rate of  1/60 per month until fully vested. Mr. Yemenidjian also received options to purchase 1,500,000 shares at an exercise price of $16.02 per share. Such additional options vest at the rate of  1/36 per month commencing April 30, 2004 until fully vested. If Mr. Yemenidjian’s employment is terminated without cause or if he terminates the agreement for “good reason,” which includes a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

Christopher J. McGurk. We entered into an employment agreement with Mr. McGurk effective as of April 28, 1999, as amended March 25, 2002, which provides that he will serve as Vice Chairman of the Board and Chief Operating Officer for a term which ends on April 30, 2007. Pursuant to the agreement, Mr. McGurk is entitled to a current annual salary of $2,225,000, which will increase by $75,000 in April 2003 and remain at $2,300,000 through the remainder of the term and an annual performance-based bonus determined in accordance with the Employee Incentive Plan. In addition, Mr. McGurk received a one-time signing bonus of $1,700,000 and an award of 500,000 shares of common stock. Mr. McGurk received options under the Stock Incentive Plan to purchase 1,500,000 shares of common stock with an exercise price of $14.90 per share, 1,500,000 shares with an exercise price of $30.00 per share and 150,000 shares with an exercise price of $23.19 per share. Twenty percent of the foregoing stock options vested on the first anniversary of the date of grant and vest thereafter at the rate of  1/60 per month until fully vested. Mr. McGurk also received options to purchase 900,000 shares at an exercise price of $16.02 per share. Such additional options vest at the rate of  1/36 per month commencing April 30, 2004 until fully vested. If Mr. McGurk’s employment is terminated without cause or if he terminates the agreement for “good reason,” which includes a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately and he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement.

William A. Jones. We entered into an employment agreement with Mr. Jones effective as of October 10, 1996, as amended as of July 16, 1999 and October 10, 2003, which provides that he will serve as Senior Executive Vice President for an initial term which ends on October 9, 2006. We have an option exercisable on or before 180 days prior to the expiration of the initial term to extend the term of the agreement for two additional years at a salary at least ten percent higher than the salary immediately prior thereto. Pursuant to the agreement, as amended, Mr. Jones is entitled to a current annual salary of $700,000, subject to adjustment as determined by us. Mr. Jones also received 74,209 Bonus Interests under the Senior Management Bonus Plan and options under the Stock Incentive Plan to purchase 300,000 shares of common stock, consisting of 289,584 shares with an exercise price of $14.90 per share and 10,416 shares with an exercise price of $23.19 per share. Twenty percent of the stock options vested on the first anniversary of the date of grant and, thereafter the remainder of the options vested at the rate of  1/60 per month until fully vested. We are also obligated to maintain a term life insurance policy in the face amount of $2,000,000 on Mr. Jones’ life for his benefit. If Mr. Jones’ employment is terminated without cause or if he terminates the agreement for “good reason,” he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the term of the employment agreement and, in either such event, or in the event of a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately.

Jay Rakow. We entered into an employment agreement with Mr. Rakow effective as of August 7, 2000, as amended as of March 1, 2001 and March 15, 2003 (the “2003 Amendment”), which provides that he will serve as Senior Executive Vice President and General Counsel for an initial term which ends on March 14, 2006. We have an option exercisable on or before 180 days prior to the expiration of the initial term to extend the term of the agreement for two additional years at a salary at least ten percent higher than the salary immediately prior thereto. Pursuant to the agreement, as amended, Mr. Rakow is entitled to a current annual salary of $750,000, subject to adjustment as determined by us, and participation in the Employee Incentive Plan at a level commensurate with his position and title. Mr. Rakow also received options under the Stock Incentive Plan to purchase 1,000,000 shares of common stock, consisting of 500,000 shares with an exercise price of $24.88 per share, 250,000 shares with an exercise price of $16.74 per share and 250,000 shares at an exercise price of $16.02 per share. Twenty percent of the stock options vested on the first anniversary of the date of grant and, thereafter the remainder of the options vest at the rate of  1/60 per month until fully vested. Pursuant to the 2003 Amendment, Mr. Rakow relinquished 500,000 stock options originally granted at an exercise price of $24.88 per share. If Mr. Rakow’s employment is terminated without cause or if he terminates the agreement for “good reason,” he will be entitled to continued to receive his annual salary and all other benefits for the remainder of the term of the employment agreement and, in either such event, or in the event of a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately.

Daniel J. Taylor. We entered into an employment agreement with Mr. Taylor effective as of August 1, 1997, as amended as of June 15, 1998, November 1, 2000 and March 15, 2003 (the “2003 Amendment”), which provides that he will serve as Senior Executive Vice President and Chief Financial Officer for a term which ends on June 14, 2006. We have an option exercisable on or before December 15, 2005 to extend the term of the agreement for two additional years at a salary at least ten percent higher than the salary immediately prior thereto. Pursuant to the agreement, as amended, Mr. Taylor is entitled to a current annual salary of $900,000, which will increase to $950,000 in March 2004, subject to adjustment thereafter as determined by us and an annual performance-based bonus determined in accordance with the Employee Incentive Plan. Mr. Taylor also received 54,042 Bonus Interests under the Senior Management Bonus Plan and options under the Stock Incentive Plan to purchase 1,000,000 shares of common stock, consisting of 179,168 shares with an exercise price of $14.90 per share, 20,832 shares with an exercise price of $23.19 per share, 550,000 shares with an exercise price of $19.19 per share and 250,000 shares at an exercise price of $11.35 per share. In addition, Mr. Taylor was eligible to receive a bonus (the “Taylor Additional Bonus”) payable only in the event of a “Designated Change in Control” (as defined in the Senior Management Bonus Plan). Pursuant to the November 1, 2000 amendment to his employment agreement, Mr. Taylor agreed to the cancellation of all of his rights to the Taylor Additional Bonus and all Bonus Interests theretofore granted to him under the Senior Management Bonus Plan. Pursuant to the 2003 Amendment, Mr. Taylor relinquished 229,168 stock options originally granted at an exercise price of $19.19 per share and 20,832 stock options originally granted at an exercise price of $23.19. If Mr. Taylor’s employment is terminated without cause by us or if he terminates the agreement for “good reason,” he will be entitled to receive his annual salary and all other benefits for the remainder of the term of the employment agreement and, in either such event, or in the event of a “Designated Change in Control,” his unvested stock options under the Stock Incentive Plan will vest immediately.

Each of the above named executives also is entitled to receive certain other benefits, which may include medical insurance and participation in the benefit plans which we provide for our senior officers generally. The employment agreements of each of the above named executives also contain: (a) certain nondisclosure provisions which are effective for the term of such individual’s employment with us and for an indefinite period thereafter and (b) a provision prohibiting the solicitation for employment and employment of certain of our employees, or making derogatory public statements concerning us, for a period of one year following termination of employment.

Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 10 and Section 15.

Certain Relationships and Related Transactions

Recent Securities Transactions. On October 9, 2003, Kirk Kerkorian and Tracinda Corporation completed an unsolicited tender offer and purchased 15,000,000 shares of our common stock from existing stockholders at a net price of $16.00 per share. Pursuant to such tender offer, Mr. Mancuso sold 47,433 shares. After the purchase of such shares and the donation on October 7, 2003 by Tracinda of 4,900,000 shares of our common stock to a charitable foundation, Mr. Kerkorian and Tracinda owned approximately 71.1 percent of our outstanding shares.

On October 31, 2003, the following shares were issued as the quarterly installment of shares in lieu of directors’ fees pursuant to the 1998 Non-Employee Director Stock Plan: Willie Davis, 599 shares; Frank Mancuso, 630 shares; Priscilla Presley, 520 shares; Henry Winterstern, 630 shares; and Jerome York, 1,435 shares. The per share market value on the date of issuance was $15.85.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Historically, as a result of our relatively small public float, the shares have been less liquid than common stock of companies with broader public ownership and the trading prices for the shares have been more volatile. Among other things, trading of a relatively small volume of the shares may have a greater impact on trading prices than would be the case if our public float were larger. Such effects may be magnified after consummation of the Offer. Based upon published guidelines of the New York Stock Exchange and the conditions of the Offer, our purchase of shares under the Offer will not cause the remaining outstanding shares of common stock to be delisted from the New York Stock Exchange.

The shares are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

The Offer is conditioned upon our having determined that the consummation of the Offer and the purchase of shares will not cause our common stock to be delisted from the New York Stock Exchange or deregistered under the Exchange Act. See Section 7.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14. United States Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, certain expatriates, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for U.S. federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

Characterization of the Purchase. The purchase of shares by us under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares or as having received a distribution in respect of stock from us.

Under Section 302 of the Code, a U.S. holder whose shares are purchased by us under the Offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us under the Offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder under the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the Offer if less than all of its shares are tendered under the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s shares by us under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us under the Offer will be treated as a dividend to the U.S. holder with respect to its shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s shares by us under the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder subject to, in the case of corporate stockholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. holder, as explained below, may be eligible for the dividends received deduction and subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the Offer qualifies for sale or exchange treatment in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us under the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. The purchase of a U.S. holder’s shares by us under the Offer will result in a “complete termination” of the U.S. holder’s equity interest in us if all of the shares that are actually owned by the U.S. holder are sold under the Offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the Offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•	Substantially Disproportionate Test. The purchase of a U.S. holder’s shares by us under the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total combined voting power.

•	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s shares by us under the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

Corporate Stockholder Dividend Treatment. If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits in respect of our current taxable year, a corporate U.S. holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

Foreign Stockholders. The following general discussion applies to stockholders who are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

If the purchase of shares by us under the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares in the Offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	we are or have been a “U.S. real property holding corporation” and certain other requirements are met.

We do not believe that we currently are or have been a “U.S. real property holding corporation.”

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

Backup Withholding. See Section 3 with respect to the application of backup U.S. federal income tax withholding.

THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

15. Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the case of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. Fees and Expenses

We have retained Morgan Stanley & Co. Incorporated to act as our financial advisor, as well as the Dealer Manager, in connection with the Offer. In its role as Dealer Manager, Morgan Stanley & Co. Incorporated may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them.

In addition, Morgan Stanley & Co. Incorporated has given us advice with respect to the Offer and will receive reasonable and customary compensation for its services in connection with the Offer. We also have agreed to reimburse Morgan Stanley & Co. Incorporated for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Morgan Stanley & Co. Incorporated against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Morgan Stanley & Co. Incorporated has provided investment banking services to us in the past for which Morgan Stanley & Co. Incorporated has been compensated. Morgan Stanley & Co. Incorporated may continue to provide various investment banking services to us in the future, for which we would expect it would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Morgan Stanley & Co. Incorporated may hold positions, for their own accounts and for those of their customers, in our securities.

We have retained D.F. King & Co., Inc. to act as Information Agent and Mellon Investor Services LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us, except that this material will not be available at the regional offices of the SEC.

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED TO YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

December 4, 2003

METRO-GOLDWYN-MAYER INC.

December 4, 2003

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of MGM or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Overnight Delivery:	By Hand:
Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	Reorganization Department 85 Challenger Road Mail Drop-Reorg Ridgefield Park, NJ 07660	Reorganization Department 120 Broadway 13th Floor New York, NY 10271

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll Free: (800) 549-6697

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

(212) 761-5409